Exhibit 9






                                                               [PEQUOT VENTURES]

September 26, 2006

VIA FACSIMILE AND OVERNIGHT COURIER

Irvine Sensors Corporation
3001 Red Hill Avenue
Costa Mesa, California 92626
Attn: John J. Stuart, Jr.

Re:    Event Notice/Event of Default

Ladies and Gentlemen:

Reference is made to (i) the Securities Purchase Agreement, dated as of December 30, 2005 (the "Agreement"), by and among Irvine Sensors Corporation (the "Company") the purchasers listed on the signature pages thereto (including the undersigned), (ii) the Senior Subordinated Secured Convertible Notes dated of even date therewith (the "Notes") in the aggregate principal amount of $10,000,000 issued pursuant thereto, and (iii) the notice of Event of Default delivered to the Company on August 2, 2006 by the undersigned (the "Default Notice"). Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Agreement and the Notes.

In addition to the Events of Default referred to in the Default Notice, there have been other and further defaults by the Company, including, but not limited to, (i) the Company's failure to comply with its obligations to (x) engage an independent compensation consultant pursuant to Section 4.21 of the Agreement and (y) use commercially reasonable efforts to resolve the material weakness identified in the Company's Form 10-K filed with the Commission on December 12, 2005 pursuant to Section 4.23 of the Agreement, (ii) the termination of Joe Carleone's employment with the Company, and (iii) the Notices of Default referred to in the letter from Square 1 Bank to the Company dated September 18, 2006 and the other matters referenced therein.

Pursuant to Section 8(b) of the Notes, this letter shall constitute an Event Notice to the Company. Unless this Event Notice is earlier revoked in writing by the undersigned, please make arrangement for the payment of the Event Price as provided in the Notes. If you wish to review the exact amount of the Event Price, please contact us at your earliest convenience.

We fully reserve all of our respective rights and remedies under the Agreement, the Notes and otherwise. This Event Notice neither constitutes, nor shall it be deemed to constitute, either a waiver of any default not specified herein which may exist on the date hereof, or an election of any right or remedy by the undersigned. The undersigned reserve the right to pursue any right or


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remedy they may have against the Company,  the  Subsidiaries,  or other obligors with respect to the subject obligation, subsequent to, or contemporaneously with, the pursuit of any other right or remedy. Partial payment of the Event Price may, at the option of the undersigned, be accepted and applied on account of the due and unpaid balance. If so accepted, however, such partial payment shall be without waiver of or prejudice to any rights or remedies available to the undersigned on account of unpaid amounts and shall not constitute a defense in any collection proceedings. Nothing contained herein shall entitle the Company or any other party to further notice or demand.

                            [Signature Page Follows]

Very truly yours,

Pequot Private Equity Fund III, L.P.
By:  Pequot Capital Management, Inc., its Investment Manager

By: /s/ Carlos Rodrigues
Name: Carlos Rodrigues
Title: CFO, Pequot Ventures



Pequot Offshore Private Equity Partners III, L.P.
By:  Pequot Capital Management, Inc., its Investment Manager

By: /s/ Carlos Rodrigues
Name: Carlos Rodrigues
Title: CFO, Pequot Ventures



cc:      Dorsey & Whitney LLP
         38 Technology Drive
         Irvine, California 92618-5310
         Attn:  Ellen Bancroft, Esq.

cc:      Proskauer Rose LLP
         1585 Broadway
         New York, New York 10036
         Attn:  Adam J. Kansler, Esq.